Event ID:   4833851
Culture:   en-US
Event Name: Q4 2012 RAND LOGISTICS INC Earnings Conference Call
Event Date: 2012-06-08T12:30:00 UTC

C: Lesley Snyder;Rand Logistics, Inc.;IR
C: Laurence Levy;Rand Logistics, Inc.;Chairman& CEO
C: Scott Bravener;Rand Logistics, Inc.;President of Lower Lakes
C: Joe McHugh;Rand Logistics, Inc.;CFO
C: Ed Levy;Rand Logistics, Inc.;President
P: Kevin Sterling;BB&T Capital Markets;Analyst
P: Arnie Ursaner;CJS Securities;Analyst
P: Chris Snyder;Sidoti&Company;Analyst
P: Ross Haberman;Haberman Management Corp.;Analyst
P: Operator;;

+++ presentation
Operator: Ladies and gentlemen, thank you for standing by and welcome to the Rand Logistics fiscal 2012 fourth-quarter conference call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks there will be a question-and-answer session. (Operator Instructions). Thank you. I'll now turn the floor over to Lesley Snyder, Investor Relations.

Lesley Snyder: Thank you, operator. Good morning Ladies and gentlemen, and welcome to the Rand Logistics fiscal 2012 fourth-quarter conference call. On the call today from the Company are Laurence Levy, Chairman and Chief Executive Officer; Ed Levy, Rand's President; Scott Bravener, President of Lower Lakes; and Joe McHugh, Rand's Chief Financial Officer. A live audio webcast and accompanying slide presentation will be available on the Rand website at www.RandLogisticsInc.com/presentations.html.

Before we begin we would like to remind everyone that this conference call contains forward-looking statements. For all forward-looking statements we claim the protection of the Safe Harbor for Forward-Looking Statements contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or are otherwise beyond our control and some of which might not even be anticipated. Future events and actual results affecting our strategic plans as well as our financial position, results of operations and cash flows could differ materially from those described in or contemplated by the forward-looking statements.

Important factors that contribute to such risks include, but are not limited to -- the effect of the economic downturn on our markets; the weather conditions on the Great Lakes; and our ability to maintain and replace our vessels as they age. For a more detailed description of these uncertainties and other factors, please see the Risk Factors section in Rand's Annual Report on Form 10-K as filed with the Securities and Exchange Commission on June 8, 2012. And with that I would like to turn the call over to Mr. Laurence Levy.

Laurence Levy: Thank you, Lesley, and good morning, everyone. Thank you for joining us on today's call. After my opening remarks Scott Bravener, President of Lower Lakes, will discuss our operating results; Joe McHugh, Rand's Chief Financial Officer, will review the financial results; and Ed Levy, Rand's President, will summarize the long-term benefits of our fiscal 2012 strategic initiative and provide an outlook for fiscal year 2013. We will then open the call up for questions.

We are pleased with our fiscal year 2012 accomplishments and continue to be excited by the prospects for further shareholder value creation in the near term. We have again demonstrated our ability to integrate acquired assets into our business, achieve the projections on which our capital investments were predicated, and grow our core business at an attractive rate.

We also succeeded in securing important new business, achieved improvements in certain of our key performance metrics and completed a number of capital projects which improved the operating efficiency of our fleet and extended the average life of our vessels. We continue to be enthusiastic about the highly strategic nature of the five vessels that we acquired during 2011.

As illustrated on slide 5 of the slide deck available on Rand's website under Investors, Events and Presentations, these vessels further strengthen our competitive market position within the river class segment of the Great Lakes market. We expect each of the five acquired vessels to contribute to our 2012 sailing season results and to enhance the efficiency of the remainder of the fleet by better enabling us to match fleet configuration with customer requirements.

Despite the inefficiencies experienced earlier in the fiscal year in matching fleet configuration with customer requirements, delays in completing required winter work on certain vessels that caused delays in scheduled sailing dates, and one of our vessels being out of service for 61 days due to its repowering, our operating income plus depreciation and amortization increased by 69.4% as compared to last year.

We estimate that approximately 55% of the growth in operating income plus depreciation and amortization in fiscal year 2012 was organic and the remaining 45% was attributable to the February 2011 acquisition. Our organic growth is being driven by greater vessel efficiency resulting from growth in customer demand, improved scheduling efficiencies, operating efficiencies resulting from our capital investment program, market share gains, and to a lesser extent, price increases.

Our operating income plus depreciation and amortization of $31.2 million was negatively impacted by approximately $900,000 for the year ended March 31, 2012, due to expenses related to the acquired vessels as well as expenses related to the planned retirement of one of our vessels. Now I'd like to turn the call over to Scott for a review of operations. Scott?

Scott Bravener: Thank you, Laurence. As we have discussed on previous calls, vessel margin per day is a key performance metric that we monitor in our business. For the fiscal year ended March 31, 2012 vessel margin per day increased by 34.7%, or $3,049, to $11,828 per day as compared to $8,779 for the same period ended March 31, 2011.

These vessel margin per day statistics exclude the results from the three vessels we purchased during the second half of 2011 as well as the retired vessel. In total, these vessels generated a loss of approximately $900,000 in fiscal 2012. Equally as encouraging was the improvement in vessel margin per day for the vessels that we operated in both the year ended March 31, 2012 and March 31, 2011.

On a comparable vessel basis, vessel margin per day increased by approximately $2,774 per day, or 30.8%. We believe that this increase illustrates our continued ability to improve the operating efficiency of our fleet and capture the operating leverage inherent in our business attributable to a larger fleet and the capital investments that we continue to make in our vessels.

We have been able to achieve the operating performance that we are announcing today even though demand for many of the commodities that we transport remains below their trailing five-year averages. Notwithstanding, our markets experienced an overall increase in demand during the 2011 sailing season as compared to the same period in 2010.

As a result of this increased customer demand and the expanded size of our fleet, we experienced an 11.5% increase in the number of sailing days during fiscal year 2012 compared to fiscal year 2011 which, in conjunction with better scheduling efficiencies and price increases, resulted in a 16.9% increase in our marine freight revenue, excluding the impact of currency movement. Overall, our tonnage carried increased by 18.2%.

The magnitude of the demand improvement varied across the end markets that we serve and the commodities that we transport. Aggregates represent approximately 45% of our total tonnage. Shipments increased 1% lakes-wide during 2011 versus 2010. However, aggregate shipments lakes-wide were still 10.2% below their five-year average.

As I have mentioned previously, the majority of our aggregates are used in construction end markets. Our shipments were up 24.7% as compared to fiscal year 2011. This increase was primarily driven by market share gains as a result of the two vessels acquired in February 2011. We are projecting that aggregate tonnage will expand in the 2012 sailing season due to additional new business and modest growth in the market.

Iron ore represents approximately 14.4% of our total tonnage. Shipments increased by 12.8% lakes-wide during 2011. Our shipments increased 14.3% during the 2011 sailing season as compared to the same period in 2010. We expect to increase our iron ore shipments in the 2012 sailing season due to projected robust demand in the steel industry in the first half of this year.

Coal represents approximately 13.8% of our total tonnage. Shipments lakes-wide decreased 13.7% during 2011 versus 2010. This is primarily attributable to reduced demand,as a major Canadian utility phases out its coal-fired generating capacity. Lower Lakes increased coal shipments by approximately 2.6% during fiscal year 2012 to our industrial and small utility customers.

We are projecting a modest increase in our coal tonnage for the 2012 season and, for customer specific reasons, we believe that the majority of this tonnage is not vulnerable to current low natural gas pricing.

Salt represents approximately 12.9% of our total tonnage. Shipments increased significantly lakes-wide versus the previous year due to a return to normal weather patterns in the Great Lakes region last winter.

The salt tonnage that we carried increased by 15% during fiscal year 2012 versus fiscal year 2011. The increase was consistent with our expectations at the beginning of the 2011 sailing season. Salt tonnages will decline in the 2012 sailing season due to abnormally mild weather patterns last winter in the Great Lakes region.

Grain represents approximately 10.4% of our total tonnage. As I have mentioned in the past, much of the grain that we haul is used on a highly consistent and predictable basis for milling purposes rather than for export. The grain tonnage that we carried increased by 13.9% during fiscal year 2012 versus fiscal year 2011 due to an increase in our milling markets together with increased export tonnage.

Our total sailing days increased by 383 days, or 11.5%, to 3,721 sailing days during fiscal year 2012 from 3,338 sailing days during fiscal year 2011. Management believes that each of our vessels should achieve approximately 270 sailing days in an average Great Lakes season assuming no major repairs or incidents and normal drydocking cycle times performed during the winter layup period.

We operated 14 vessels during fiscal year 2012, including the two vessels acquired in February 2011 and the vessel acquired in July 2011, compared to 12 vessels during fiscal year 2011. We did not sail the two vessels acquired in the fourth quarter of 2011. Our vessels sailed an average of approximately 266 sailing days during fiscal year 2012 compared to 278 sailing days during fiscal year 2011.

At the present time, while we only have our April financial results and a directional sense of our May revenues, we are pleased with the performance of the fleet. Although we have lost 61 sailing days on a year-to-date basis due to mechanical issues and incidents, the remainder of the fleet has performed in-line with our expectations.

While it is still very early in our operating season, we do not believe that these incidents will have a material effect on our fiscal 2013 financial results. Furthermore, we believe that our first-quarter fiscal 2013 financial results will exceed those of the same quarter in fiscal 2012.

Once every five years, each of our vessels is required to undergo a comprehensive drydocking and special survey. For the years ended March 31, 2012 and March 31, 2013 we have a total of 10 such drydockings and special surveys which is disproportionately high considering the size of our fleet. For the year ended March 31, 2012 capital expenditures and drydocking special survey expenses, excluding the three vessels acquired in July and October 2011 and the vessel repowering completed in June 2011, equal approximately $14 million.

Broadly, our capital expenditure and drydocking expenses can be grouped into three general categories -- routine capital expenditures on 13 vessels of $3.2 million; drydockings of which we completed five in fiscal 2012 equal $6.2 million; and vessel life extension and discretionary projects intended to improve vessel efficiency of $4.6 million. With that, I'd like to turn the call over to Joe McHugh for a review of the financial results. Joe?

Joe McHugh: Thanks, Scott. I would now like to give you a more detailed explanation of our financials. Total revenue during the fiscal year ended March 31, 2012 was $147.8 million, an increase of $29.8 million, or 25.3% compared to $118.0 million during fiscal year 2011. This increase was primarily attributable to higher freight revenue and fuel surcharges and the stronger Canadian dollar offset by substantially reduced outside charter revenue.

Marine freight and related revenue, excluding fuel and other surcharges and outside charter revenue, increased $17.2 million, or 19.0%, to $107.6 million during the fiscal year ended March 31, 2012 compared to $90.4 million during fiscal year 2011.

Excluding the impact of currency changes freight revenue increased 16.9% during the fiscal year ended March 31, 2012 compared to fiscal year 2011. This increase was attributable to 383 additional sailing days and contractual price increases.

Marine freight and related revenue per sailing day increased $1,830, or 6.8%, to $28,922 per sailing day in the fiscal year ended March 31, 2012 compared to $27,092 per sailing day during fiscal year 2011.

Vessel operating expenses increased $20.1 million, or 26.0%, to $97.3 million in the fiscal year ended March 31, 2012 compared to $77.2 million in fiscal year 2011. This increase was primarily attributable to higher fuel costs, an increased number of sailing days, two additional vessels acquired in February 2011, one additional vessel acquired in July 2011 and a stronger Canadian dollar.

Vessel operating expenses per sailing day increased $3,021, or 13.1%, to $26,142 per sailing day in the fiscal year ended March 31, 2012 from $23,121 per sailing day in fiscal year 2011.

Our general and administrative expenses increased $1.1 million to $11.0 million in the fiscal year ended March 31, 2012 from $9.9 million in fiscal year 2011. This increase was a result of higher compensation costs, $200,000 attributable to bank administrative fees due under the Black Creek loan, $100,000 of audit costs associated with the implementation of compliance with Section 404b of the Sarbanes-Oxley Act, and a stronger Canadian dollar in the fiscal year ended March 31, 2012 compared to fiscal year 2011.

Our general and administrative expenses represented 10.2% of Marine freight revenues during the fiscal year ended March 31, 2012, a decrease from 10.9% of Marine freight revenues during the fiscal year 2011. During the fiscal year ended March 31, 2012, $3.1 million of our general and administrative expenses were attributable to our parent company and $7.9 million were attributable to our operating companies.

During the fiscal year ended March 31, 2012, the Company's operating income increased $8.4 million to $15.2 million compared to operating income of $6.8 million during fiscal year 2011. Operating income plus depreciation and amortization increased 69.4%, or $12.8 million, to $31.2 million during the fiscal year ended March 31, 2012 from $18.4 million during fiscal year 2011.

Finally, I'd ask you to turn to slide 14 of the aforementioned presentation. We believe that this chart, which illustrates the Company's trailing four quarters of operating income plus depreciation and amortization since the time of Rand's purchase of Lower Lakes, highlights the Company's earnings quality and growth in both good and difficult economic conditions. Now I'd like to turn the call over to Ed to discuss our outlook for fiscal year 2013. Ed?

Ed Levy: Thanks, Joe. Fiscal 2012 was a transformational year for the Company with the acquisition of five vessels in calendar 2011 and the completion of the repowering of our last remaining steam powered vessel to diesel. In total, these actions have enabled us to grow our tonnage capacity and be better positioned to meet the increasing needs of our customers.

Of the five vessels that we acquired during calendar 2011, only two sailed for the full season and contributed to our fiscal 2012 financial performance. Fiscal 2013 is likely to be a year focused on integrating our enlarged fleet to realize its earnings potential and to focus on a variety of organic growth opportunities.

We have completed all of the modifications on two of the three vessels we acquired in the second half of 2011 and both have been in service since the beginning of the 2012 sailing season. To date, we are satisfied with the operating performance of both of these vessels.

We are expecting to introduce the third of the three vessels that we acquired in the second half of 2011 into service by August. At this point we have not encountered any material delays in the modification of this vessel. This vessel is fully booked under long-term contracts.

As highlighted on slide 17 of the investor deck, our outlook for fiscal year 2013 remains consistent with our previous guidance, given our current order book and our first-quarter results to date. We are expecting an increase in first-quarter 2013 operating income plus depreciation and amortization in comparison to the same quarter in fiscal 2012.

Based on contracts in hand our expanded fleet is fully booked for the 2012 sailing season. As such, assuming an August in-service date for our recently acquired self unloading ATB unit, we remain confident in our ability to operate our expanded fleet close to 4,320 sailing days in fiscal 2013.

Besides growth from the acquisitions we completed in the second half of 2011, our fiscal 2013 earnings will be driven by a combination of four primary factors. First, margin enhancement resulting from new commodities being moved in our markets.Second, increased market penetration resulting from new business that we have already secured.Third, improved vessel efficiencies resulting from our capital investments and the size and scale of our fleet within the river class market. And lastly, price increases.

Our confidence in our ability to achieve our fiscal 2013 guidance is supported by the contractual nature of our business and our customer demand expectations which to date continue to be strong. As previously mentioned, our fiscal 2013 earnings growth will be tempered somewhat by a reduction in salt tonnage as a result of a warmer than normal winter in the Great Lakes region as well as the normal learning curve inherent in operating newly acquired vessels.

Finally, as a result of the increase in the number of vessels that we are presently operating, we have upgraded and increased the size of our management team with particular emphasis on our engineering and IT departments. These additions will allow us to capture cost savings opportunities that we have targeted and better manage our ongoing vessel capital deployment program.

One of our key capital structure objectives over the next year is to repay the accrued dividend on our convertible preferred stock. We are actively evaluating alternatives to refinance the approximately $11.5 million of accrued preferred dividends outstanding at a lower cost.

If achievable, the repayment will result in an attractive return to our common stockholders. This return is due to the elimination of the annual dividend on the accrued dividend amount plus savings due to the dividend reverting back from 12% per annum to 7.75% per annum on the base value of the convertible preferred stock of $15 million.

While there are no assurances that we will pursue any refinancing alternatives, we continue to focus on reducing the overall cost of our capital structure so long as it does not impede our growth prospects nor create undue pressure on our operations or require the issuance of equity at our current stock price.

We believe that we are well-positioned to accelerate stockholder value creation given our non-duplicatable asset portfolio, the long-term nature of our customer contracts, attractive market supply/demand dynamics and our favorable cost structure.

Given the current size and scale of our business, and our capital expenditure expectations in fiscal 2014 and beyond, we believe that we are at a unique inflection point which, by virtue of the inherent operating leverage in our business, is likely to result in our return on equity growing at a higher rate than our profits over the next several years. With that I would like to open the lines for questions.

+++ q-and-a
Operator: (Operator Instructions). Kevin Sterling, BB&T Capital Markets.

Kevin Sterling: Thank you, operator. Good morning, gentlemen. Scott, this question is for you. Could you repeat your commentary on coal? I think you said your coal tonnage was up 2.6% last year and you're expecting a modest increase this year. If I'm not mistaken, were you previously anticipating flat coal tonnage in 2012 and, if so, what's driving your better outlook?

Scott Bravener: Correct, Kevin. We were expecting relatively flat. It's a modest increase we're projecting this year, just some increases on the part of the existing customers and bringing a little bit more in-house tonnage of what we were previously shipping with a third party.

Kevin Sterling: Okay, thank you. And I'm assuming your guidance for fiscal year '13 -- your EBITDA guidance -- assumes lower salt volumes because of this past winter's mild weather conditions. Could you quantify how the lower salt volumes will impact you either from a tonnage or top-line perspective?

Laurence Levy: Ed, go ahead.

Ed Levy: Good morning, Kevin. Our guidance is $42 million, as you know, assuming a full sailing season of the Mary Turner. The impact of lost salt tonnage is in the neighborhood of slightly less than 5% of what we're projecting EBITDA guidance wise, so a bit less than a $2 million hit to EBITDA this year from the lower tonnage.

Kevin Sterling: Okay. So maybe another way to think about it, if this was a quote/unquote normal salt year your actual EBITDA guidance would be closer to $44 million, is that right?

Ed Levy: Yes, I mean that may be a little high, but directionally I think you're thinking about it the right way.

Kevin Sterling: Okay, thank you. And you guys have talked about the possibility of accelerating your earnings growth and EBITDA as you better align your fleet and optimize trade patterns. What's your comfort level in fiscal year '13 for achieving this now that you have two new vessels coming in online this year?

Laurence Levy: Scott, would you like to address that?

Scott Bravener: Kevin, that will be affected somewhat by what we just discussed with the salt being off in our scheduling efficiencies and also the new vessel doesn't come online until August of this year. But we started to see improved efficiencies last year with the addition of the two vessels that we acquired in February and we expect that to accelerate as we bring the new vessel online here in August.

Kevin Sterling: Okay, thank you. And Laurence, I've known you guys for years and you've always mentioned before that size matters in this business. Now that you've gotten your fleet nearly fully ramped, what's next? And I'm going to phrase this a couple different ways. Is there additional capacity out there for you to acquire conversion opportunities for one of your bulkers or maybe would you ever consider entering the new build market?

So where you are today, you're getting that size you've talked about for years. So maybe what's the next step as we think about three to five years from now?

Laurence Levy: Kevin, as we mentioned, for the current fiscal year we are primarily focused on integrating the vessels since we acquired five last year. As we look out more towards the medium-term we do see continued opportunities for growth in our existing markets. We will continue to keep our eyes open for additional vessels which conceivably become available and we do think that is possible.

We are also evaluating the possibility of converting one or potentially even more of our bulkers into self unloading vessels. This would require a significant capital investment probably in the range of $20-million-plus and we would only do that if we had committed customers for that vessel and we would only do it in the context of earning a satisfactory return on that additional capital investment.

Beyond that in our Canadian markets, depending on customer demand, it is potentially feasible now to contemplate buying new vessels potentially in Asia and bringing them into the Canadian fleet. As you are well aware, that's not feasible in the United States fleet due to the Jones Act. But that is something that we see as only being potential further down the road.

So in summary, we do continue to see very good growth opportunities within our markets. Just with our existing fleet we continue to see some very good potential to continue to optimize earnings. And I think one point just worth highlighting, we are at the inflection point that Ed alluded to where as we continue to grow our profits over the next year, whether organically or from acquisition, we should see an even greater rate of appreciation in our return on equity.

And that is due to the fact that our collective capital expenditures and interest today represents approximately $20 million and if we're currently generating $42 million of operating earnings plus depreciation and amortization, approximately $22 million is accruing to our equity.

If we grow our $42 million up to say $52 million, that additional $10 million accrues entirely to the equity and would grow the return to the equity from $22 million to $32 million. You get a leverage effect which we do think we will be able to harvest over the next few years. So we are very encouraged by the outlook for the Company and continue to feel very positively about our future.

Kevin Sterling: Thank you, Laurence, for that color because it sounds like to me that now you've gotten the scale, but there's still a lot more room for you guys to continue to grow and scale this business.

Laurence Levy: We do believe in that both organically and through acquisition, Kevin.

Kevin Sterling: Okay, great. One last question here and I will get back in queue, let others have at it. But I think, Ed, you talked about you are booked for this sailing season. If demand were to pick up or maybe you were to win some additional business from somewhere, what are some mechanisms that you can pull with your existing fleet for this sailing season to optimize that volume and leverage?

So if you were to see a pickup in demand or win some new business from a competitor or a customer gives you new business, what are some of the mechanisms that you guys can pull with your existing fleet to kind of really leverage that and really leverage some meaningful earnings growth?

Laurence Levy: Scott, could you address that please?

Scott Bravener: Yes, I'm sorry. How to get more leverage out of our existing fleet, Kevin, is that the question?

Kevin Sterling: Correct, yes. Basically, how would you get more -- you are booked for this sailing season right now. Scott, if you guys were to pick up -- if demand were to pick up if you were to win some additional business, what are some levers you could pull with your existing fleet to just be able to pick up that volume and really kind of enhance your earnings leverage for this sailing season?

Scott Bravener: Well, the main thing, as Laurence touched upon earlier, we have done extensive work on our ability to reconfigure existing vessels to go into other trade patterns to leverage our earnings there. That's our main area that we could utilize within the existing fleet and increase the efficiencies of the vessels -- scheduling efficiencies and speed of the vessels, which has been one of the things we continue to work on, which adds additional tonnage capacity which allows us to take on additional business at better margins.

Kevin Sterling: Okay, thank you, Scott. And that's all I had today. Gentlemen, thank you so much for your time. Best of luck and have a great weekend.

Laurence Levy: Thanks, Kevin.

Operator: Andrew Gadlin, CJS Securities.

Arnie Ursaner: Hi, you actually have Arnie Ursaner backing up Andrew who is on his honeymoon. The first questioner in his 12 or 15 questions covered most of the ground that I would like to cover, but maybe you could add a couple. Ed, in your prepared remarks you mentioned new commodities that you're targeting. Could you be more specific what those are and how it could impact you?

Ed Levy: Yes, as opposed to speaking specifically about the commodities, Arnie, as we've talked about in the past, we are constantly looking to maximize the profit potential of our vessels. And so, we're constantly looking to add higher value commodities and augment those into our trade patterns without impacting the efficiency of our entire fleet and trying to do that also in the context of maintaining all of our customer relationships.

Because we want to continue to have a well-balanced customer profile and not be overweighted towards any single commodity because we feel as though that adds a level of volatility to the business that we are not comfortable with from an operating perspective. So we're always looking to tweak that mix a bit because if we can do that we can get some margin expansion.

Arnie Ursaner: And several times you've spoken about scheduling efficiencies. I assume that what you really mean is at various times you're carrying some commodities up river, some down river, or up lake/down lake. What percent of your work is typically dead-end or dead loaded and how much capacity can you fill in on these various routes?

Laurence Levy: Scott, could you address that please?

Scott Bravener: That, Arnie, is constantly changing. But most of the trading patterns that we do have the potential for backhaul movements which is what we're really talking about when we're talking scheduling efficiency, with the size and configuration of the fleet being able to interchange vessels to minimize downtime at a port.

We have taken on additional shuttle business in the last year, so quantifying that as a percentage of what might be available. With the changes to the fleet last year we are able to capitalize and did a pretty good job of balancing out shipments. There's still room for improvement there. We think there's probably 5% to 10% room in our capacity utilization in the loaded condition for improvement.

Arnie Ursaner: And have you attempted to quantify the incremental margin you get on that 5% or 10% unused capacity?

Scott Bravener: No we have not.

Arnie Ursaner: But I assume since your costs of running the vessel don't change very much it should be extraordinarily high.

Scott Bravener: It generally falls to the bottom line whatever you can incrementally -- you can put on that vessel in a loaded condition, yes.

Arnie Ursaner: Okay, my final question. A couple of times you've spoken about the three new vessels that you've taken on. Just can you clarify what maintenance expense if any you expect to incur this year or next given -- at the beginning you mentioned you have these five-year cycles where maintenance expense can be on usually large. Where are we on the new boats you acquired?

Scott Bravener: On the new vessels that we acquired specifically?

Arnie Ursaner: Yes, please.

Scott Bravener: Two -- of the three last year or the two in the February previous?

Arnie Ursaner: Why don't you decide on how expansive you want to be on the answer?

Scott Bravener: On the total of five that we acquired in last year -- the five-year drydocking cycle we've done on three of them and the fourth one is being done now. So, four out of the five will have been gone through their five-year drydocking cycle and special survey. The fifth one is due this winter.

Arnie Ursaner: And the cost?

Ed Levy: Arnie, we're running about $1.1 million, $1.2 million on drydocks and our annual maintenance is about $300,000 -- capitalized maintenance is about $300,000 per vessel. We don't expect these new vessels to be any different than what we're experiencing fleet wide.

Laurence Levy: Arnie, we've also have an interesting cycle here. Since our fleet today consists of about 16 vessels and one does traditionally have to do these drydockings every five years. On average for a financial model you would assume about three drydockings per year.

Having said that, this past winter and this upcoming winter we have had and do project five drydockings in each season. So the way the timing's worked out we've spent a lot of capital this past winter and do expect it this upcoming winter. And thereafter on a relative basis we would have a holiday for several years as we have a lower drydocking schedule thereafter.

Arnie Ursaner: Thank you.

Operator: Chris Snyder, Sidoti& Company.

Chris Snyder: Hey guys, congratulations on the year. I mean so in the release it was saying -- and you guys talked about that return on equity will grow at a higher rate than profits over the next several years. And also and given the CapEx coming down in fiscal 2014, I was wondering if this is kind of indicating there's a possibility of a buyback of the preferred shares and potentially even the common shares?

Ed Levy: Good morning, Chris. We don't have the right to buy back the preferred. We have the right to force the conversion of the preferred if it trades above $8.50 for 20 out of 30 days. So that deals with the preferred.

And I think as it relates to the common, I think that to the extent we feel as though we have excess capital we'll make a determination as to where we can get the best return on that capital. And if the conclusion is that the best return is by buying back our stock, then I think it's something that we'll strongly evaluate. And I think it will be a facts and circumstances decision at the time that we're faced with it.

Laurence Levy: Chris, I would also highlight that to date all the cash that we have generated internally we have found very attractive internal growth opportunities both in our existing assets and through acquisitions. So considering history, we are inclined to believe that we will find attractive growth opportunities, but we will continue to evaluate our financial flexibility and where the best return is, as Ed said.

Ed Levy: So we've been very transparent with everybody that all of our capital allocation decisions go through a 15% unlevered return on invested capital filter and everything is measured on that 15% unlevered ROIC metric. And we don't foresee that changing.

Chris Snyder: Okay. Because it seems like -- I mean the number of assets that you guys -- there's only like really a very limited number, if any more, of assets that you guys could really add to your fleet that could operate in this like niche market, right?

Laurence Levy: If you look at acquiring existing assets on the Great Lakes, you are correct. I mean we've obviously already scooped up quite a bit of what was available. So, there is a limited subset of that. Having said that, there clearly is still opportunity for us, as we mentioned, in converting existing bulkers into self unloaders and therefore making them far more effective in their markets and more applicable to a broader range of customers.

The Canadian market has become accessible for Asian built assets, so that is a possibility further down the road based on customer demand. So certainly for the foreseeable future we continue to see good opportunities within our existing market. And we would expect for the next few years to remain focused there.

Chris Snyder: Thank you, guys. Congratulations on the year again.

Operator: (Operator Instructions). Ross Haberman, Haberman Management Corporation.

Ross Haberman: Good morning, gentlemen. How are you? Just a quick question. Most of the increase, the $9 million or so you're talking about in cash flow for this year, how much is it going to come from the three additional vessels versus the efficiency or product mix you were referring to?

Ed Levy: Call it 60/40, Ross. 60% from the acquisitions; 40% from the existing fleet.

Ross Haberman: Okay. And you've been talking about the efficiency and working out and maximizing the routes I want to say for at least two or three years now. How far along are you with that and was there somewhat of a -- I shouldn't say a setback, but a slowing down of that process with the integration of these five new boats?

Laurence Levy: Scott, could you address that, please?

Scott Bravener: Yes, you see that every time. As we continue to grow the fleet we somewhat maximize and when we grow the fleet it typically takes two to three years to fully integrate vessels into the fleet and optimize their trading routes. So obviously last year with the addition of five vessels, two of which came with their own business, you've seen our percentages grow during one segment of the commodities that we carried fairly substantially last year.

And then as we move forward we'll balance -- we'll further balance our commodity mix, drive back to the levels that we were previously at. But it takes two to three years to fully optimize vessels on the integration into the fleet.

Ross Haberman: And just one last question, in terms of tonnage I think you said overall in 2013 you expected overall higher tonnage. Does that assume a drop-off -- if you did I missed it -- you didn't refer to a steel or iron ore. What do you see in that sub-segment?

Scott Bravener: In steel and iron ore, we're forecasting a modest improvement this year in our tonnage.

Ross Haberman: Okay, guys. Best of luck. Thanks. Bye now.

Operator: At this time there were no further questions. I'll turn the floor back to management for any closing remarks.

Laurence Levy: Thank you, operator. We very much appreciate your interest and support of Rand and I look forward to keeping you apprised of our progress. We are very excited about our Company and very much looking forward to this sailing season. Thank you all for your participation today.

Operator: Thank you for joining today's conference call. You may now disconnect.